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                                                                    EXHIBIT 23.1



                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-85568) and the related Prospectus of The Williams Companies, Inc. for the registration of $650 million of 8.125% Notes and $850 million of 8.75% Notes, and to the incorporation by reference therein of our report dated March 5, 2003, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


Tulsa, Oklahoma
April 17, 2003